UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ALTISOURCE RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
THE RADOFF FAMILY FOUNDATION
OP SELECT FUND, L.P.
OLIVER PRESS INVESTORS, LLC
OLIVER PRESS PARTNERS, LLC
BRADLEY L. RADOFF
AUGUSTUS K. OLIVER II
CLIFFORD PRESS
ANDREW L. PLATT
JOSHUA E. SCHECHTER

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BLR Partners LP, together with the other participants named herein (collectively, “RESI Shareholders Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of RESI Shareholders Group’s slate of three highly-qualified director nominees to the Board of Directors of Altisource Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 2, 2016, RESI Shareholders Group issued the following press release:

RESI SHAREHOLDERS GROUP ISSUES LETTER TO FELLOW ALTISOURCE RESIDENTIAL SHAREHOLDERS

•	Board’s commitment to a failed strategy continues to destroy shareholder value
•	RESI’s board members are highly conflicted and unqualified
•	Vote GOLD RESI Shareholders Group’s Proxy to elect Andrew Platt, Clifford Press and Joshua Schechter

NEW YORK, NY, May 2, 2016/PR Newswire/ - RESI Shareholders Group owning approximately 2.5% of the outstanding shares of Altisource Residential Corporation (“RESI”) (NYSE: RESI) today issued a letter to RESI shareholders in connection with its campaign to elect three highly-qualified directors at the June 1, 2016 Annual Meeting of RESI.

May 2, 2016

Dear Fellow RESI Shareholder:

IT IS TIME FOR CHANGE AT RESI

VOTE THE GOLD PROXY CARD TO RECONSTITUTE RESI’S BOARD WITH DIRECTORS COMMITTED TO REPRESENTING YOUR BEST INTERESTS

RESI Shareholders Group (“RESI Shareholders Group,” “RSG” or “we”), an independent shareholder group owning approximately 2.5% of the outstanding shares of Altisource Residential Corporation (“RESI” or the “Company”), is dedicated to restoring value for RESI’s shareholders, the true owners of the Company.  The Company’s Board of Directors (the “Board”) must be immediately reconstituted to ensure that the interests of RESI’s shareholders are appropriately represented in the boardroom and that the Board takes the necessary steps to help the Company’s shareholders realize the true value of their investment.

RESI’s conflicted and commercially unsuccessful Board continues to deny reality in a futile effort to retain control to the detriment of RESI shareholders while operating the Company for the benefit of entities related to former Chairman William Erbey, which continue to harvest RESI for fees. The Board has ignored the obvious conflicts and its own embarrassing performance since RESI’s inception, which includes a cumulative loss of value of approximately $360 million.

RSG’s nominees are committed to evaluating and pursuing all alternatives to restore value for RESI shareholders.  Meanwhile, the incumbent Board is committed to a strategy that transfers value to its external manager, Altisource Asset Management Corporation (“AAMC”), and its external services provider, Altisource Portfolio Solutions S.A. (“ASPS”), neither of which has any incentive to increase RESI’s share price.

Given the incumbent Board’s track record of value destruction, we find it particularly disingenuous that the Company is putting forth the canard that RSG is only looking for a wholesale liquidation that would depress prices.

First, RESI management’s OWN business plan involves the liquidation of RESI’s non-performing loans and real estate owned.1

Second, our slate is open to evaluating ALL alternatives for the proceeds from these sales and for creating value for RESI shareholders as opposed to the incumbent leadership team, which is intent on reinvesting capital into its unproven strategy that only serves to benefit AAMC and ASPS.

Third, as long-term investors in RESI, RSG members benefit from the maximization of value of RESI, not from the fees it generates for others.

Finally, we note that the Company has confused the intent of our significant share purchases after what RESI terms "the diversification of its acquisition strategy." Far from being supportive of the strategy, the significant share price decline after the disastrous strategy shift caused RESI shares to trade at a significant discount to tangible book value and net asset value, creating an attractive investment opportunity for members of RSG.  We have only resorted to this proxy contest after the Board has failed to act to restore value.

Why Change Is Needed:

Massive drain of RESI shareholder value to Erbey-related entities:

•	RESI shareholder LOSSES since inception = approximately $360 million.
•	AAMC, ASPS and Ocwen Financial Corporation (“Ocwen”) PAYMENTS since inception = approximately $300 million.
•
Regulatory Issues: William Erbey, the former Chairman of RESI and founder of Ocwen, was forced to resign as Chairman of RESI, AAMC, ASPS and Ocwen in connection with the Consent Order entered into by Ocwen with the New York Department of Financial Services (which also involved Ocwen paying a civil monetary penalty in the amount of $150 million and $50 million as restitution). On May 2, 2016 ASPS was downgraded by Piper Jaffray citing high legal and regulatory risks associated with ASPS, including a New York Department of Financial Services pricing study and an SEC investigation regarding inter-company pricing.2

Deeply troubling conflicts of interest in the boardroom:

•	80% of the Company’s directors have direct or indirect connections to AAMC and ASPS that make us question their ability to independently act in the best interests of RESI shareholders.

Misaligned interests between external manager AAMC and RESI shareholders:

•	Of the three fees that AAMC is entitled to under its asset management agreement with RESI, not one is tied to RESI’s share price performance.

Board’s commitment to a failed strategy that has destroyed shareholder value:

•
The Board apparently believes in maintaining the status quo while casually ignoring its responsibility for the staggering $1.3 billion collapse in RESI’s market cap since the share price peaked in early 2014, a period in which home prices have continued to appreciate.

•
The incumbent Board recently slashed RESI’s dividend by approximately 73% and advised that the dividend will continue to be volatile3 – an indication of uncertainty and an apparent lack of confidence in its strategy.

•	RESI’s stock price is down 38.1% since the Company’s abrupt shift in strategy to the outright purchase of single-family rental (“SFR”) units.
•	RESI trades at approximately 56.5% of tangible book value.

Our nominees can restore investor confidence and recover value for RESI shareholders:

•	Our nominees are committed to halting the current failed strategy and returning significant amounts of capital to shareholders.
•	Our nominees are committed to fully and fairly exploring all strategic alternatives available to the Company.

Our nominees represent the best interests of RESI shareholders, not its external managers. The manner in which the Company is being operated has left us no choice but to run a proxy contest seeking control of the Board to align the interests of the Board and management team with the interests of RESI shareholders.

Destruction of Shareholder Value at RESI

The Company previously raised approximately $1.2 billion of equity in the public markets with a strategy of purchasing deeply discounted sub–performing and non-performing loan portfolios during a period of market turmoil with the intent of converting the loans into SFR units. Specifically, in a 2013 investor presentation, RESI described its model as differentiated when noting its acquisitions strategy was based on a “multifaceted approach with focus on NPLs” in sharp contrast to others who were “reliant on direct to market REO purchases.”4 Then, during the Company’s second quarter 2015 earnings call, the Company abruptly announced a shift in strategy to acquiring SFR units directly. The market clearly has not been receptive to the strategy change as RESI’s stock price has declined 38.1%5 since such time and now trades at approximately 56.5% of tangible book value6 and an even larger discount to estimated net asset value.

Independent sell-side analysts have overwhelmingly been critical of the strategy.7 The market has clearly signaled its lack of confidence in the plan. Simply put, we do not believe RESI has proven the economics of its business model and we are concerned that RESI is pursuing a strategy that benefits AAMC and ASPS at the expense of its shareholders.

As shown in the table below, from inception through the date hereof, RESI shareholders have experienced a loss of value of approximately $360 million; meanwhile, over the same time period, we estimate that AAMC, ASPS and Ocwen, RESI’s former exclusive residential mortgage loan services provider, have received approximately $300 million in fees from RESI.8

Loss of Value for RESI’s Shareholders

Total Invested Capital	$1,276
Dividends Paid	$(245)
Shares Repurchased	$(25)

Net Invested Capital	$1,006

Current Market Capitalization	$646

Loss of Value	$360

Note: Figures in $ millions; current market capitalization and dividends calculated as of April 29, 2016
Source: RESI Form 10-K filed on February 29, 2016 and RESI Form 10-K filed on February 7, 2013.

While AAMC, ASPS and Ocwen have harvested RESI for hundreds of millions of dollars of fees, RESI shareholders have endured a similar amount of LOSSES.

Structural Conflicts with AAMC and ASPS – Transfer of Value from RESI Shareholders

Given the economic reality of RESI’s current strategy, we are concerned that it seemingly serves only to generate fees for RESI’s external manager, AAMC, and its external services provider, ASPS, at the expense of RESI and its shareholders. Compounding the problem, in our view, is that a review of public filings indicates that AAMC and ASPS are influenced by three investors: Putnam Investments, Luxor Capital and William Erbey, the former Chairman of RESI and founder of Ocwen who was forced to resign as Chairman of RESI, AAMC, ASPS and Ocwen in connection with the Consent Order entered into by Ocwen with the New York Department of Financial Services (which also involved Ocwen paying a civil monetary penalty in the amount of $150 million and $50 million as restitution). These three investors beneficially own approximately 56.1% of the common stock of ASPS and approximately 68.5% of the common stock of AAMC. By comparison, the same investors beneficially own just 27.0% of RESI. Additionally, Luxor Capital and Putnam Investments own approximately $200 million of the $250 million of preferred equity of AAMC, which is being carried at a significant discount reflecting AAMC’s uncertain future. Moreover, according to AAMC’s most recent annual report, fees from RESI accounted for approximately 97.4% of AAMC’s revenue in 2015 (conveniently, fees paid by RESI to ASPS for 2015 have not been disclosed). It is evident to us that the viability of Mr. Erbey’s, Luxor Capital’s and Putnam Investments’ investments in AAMC and ASPS appear dependent upon these entities continuing to harvest fees from RESI, regardless of the outcome for RESI shareholders.

Noting that an executive of Luxor Capital is also a director of AAMC (which controls RESI’s capital allocation decisions and performs certain of its corporate governance functions), we believe it is irresponsible for the RESI Board to pursue a strategy that effectively results in a transfer of value from RESI to AAMC and ASPS, entities in which Mr. Erbey, Luxor Capital and Putnam Investments have significantly more at stake financially.

It is apparent to us that the best interests of RESI’s shareholders on the one hand and of AAMC and ASPS on the other hand (and their respective investors) are greatly divergent.  For example, while AAMC and ASPS benefit significantly from maintaining their relationships with RESI, the same is not true for RESI shareholders, who would be much better off if the conflicted relationship was severed and RESI’s current strategy was abandoned.

Conflicts of Interests in the Boardroom

We believe the cobweb of connections between members of the Board and others raise serious questions about the incumbent directors’ ability to independently act in the best interests of RESI shareholders. Specifically:

•
Chairman David Reiner has clear ties to former Chairman William Erbey.  Mr. Reiner is a former director of Ocwen and Home Loan Servicing Solutions, Ltd., both Erbey-related entities that have provided services to RESI. Mr. Reiner has no public board experience outside of Erbey-related entities and supplanted Mr. Erbey as Chairman of the Board after Mr. Erbey was forced to resign in connection with the Consent Order entered into by Ocwen with the New York Department of Financial Services (which also involved Ocwen paying a civil monetary penalty in the amount of $150 million and $50 million as restitution).

•
William Wall has significant ties to David Glancy, a portfolio manager at Putnam Investments.  Funds managed by Mr. Glancy are the largest non-Erbey shareholders in AAMC and ASPS with holdings of at least 17.3% and 16.7%, respectively, and own approximately $82 million in face value of AAMC preferred stock. Mr. Glancy and Mr. Wall were founding partners at now defunct hedge fund Andover Capital. Mr. Wall is also a director at STAAR Surgical Company at which Putnam Investments coincidentally is an approximately 20% owner. We have concerns that Mr. Wall is not truly independent and we strongly believe he is on the Board of RESI to protect the best interest of Putnam Investments.

•
Michael Eruzione has no relevant investment or governance experience that qualifies him to serve on the RESI Board. We question the rationale for his appointment as director. We note that he is the Director of Special Outreach at Boston University where Mr. Erbey’s wife is a member of the Board of Trustees. Mr. Eruzione and Mrs. Erbey are both alums of Boston University’s School of Education. As the Director of Special Outreach, Mr. Eruzione travels the country to meet with alumni and donors, host University events and solicit leadership support for Boston University athletics.9 The Erbey family is a benefactor of Boston University.

•
Chief Executive Officer George Ellison is also the Chief Executive Officer and Chairman of AAMC.  Mr. Ellison has no prior public board or CEO experience prior to his appointments at AAMC and RESI, the shares of which are down 91.1% and 33.8%, respectively, since his appointment.10  He is the architect of RESI’s new strategy to buy single-family rental units and we are concerned that Mr. Ellison’s pursuit of the new strategy is a result of AAMC’s fee structure that incentivizes the Board and management of AAMC to increase the size of its SFR portfolio to generate additional fees, with no regard for the impact on RESI’s stock price. Mr. Ellison, in connection with his service at Bank of America, was named as a defendant in a lawsuit brought by the Federal Housing Finance Agency against Bank of America over claims that the bank sold toxic mortgages to Fannie Mae and Freddie Mac from 2005 to 2007. The lawsuit was settled for over $9 billion in March 2014.  With respect to its executive officers, RESI itself has cautioned that “these individuals have a direct interest in the financial success of AAMC that may encourage these individuals to support strategies in furtherance of the financial success of AAMC that could potentially adversely impact us.”11

Misaligned Interests of External Manager

Pursuant to its asset management agreement with RESI, AAMC is entitled to three quarterly fees: (1) base management fee, (2) incentive management fee and (3) conversion fee. Not one of these fees is tied to RESI’s stock price performance. Instead, these fees are linked to the size of certain of RESI’s gross assets, namely, the number of single-family rental properties actually rented, creating the perverse incentive to grow RESI’s asset-base without regard for what it does to the Company’s stock price. We fail to see the alignment of interests between AAMC and RESI shareholders as claimed by the incumbent Board, and we believe that immediate action is required to better align management’s interests with those of RESI’s shareholders.

Our Nominees are Committed to Restoring Value for RESI’s Shareholders

Our three nominees, Andrew L. Platt, Clifford Press and Joshua E. Schechter, represent a fresh start for RESI’s shareholders and a promise to halt the drain of shareholder value from RESI to AAMC and ASPS.  Our nominees have no ties to Mr. Erbey and do not have any interests in AAMC or ASPS.   They will make decisions with the best interests of RESI’s shareholders without regard to the competing interests of AAMC and ASPS. Our nominees are committed to undertaking a full and fair strategic alternatives review process to maximize shareholder value and plan to return hundreds of millions of dollars in capital to shareholders.

RESI Shareholders Group’s Nominees are:

Andrew L. Platt is the Vice Chairman and Chief Investment Officer of Sprout Mortgage Corporation, an investment conduit focused on non-agency eligible residential mortgages. He previously served in a number of advisory and banking roles for mortgage and finance platforms, including Hamilton Equity Partners, LLC, Vanguard Mortgage and Auction.com, LLC. Mr. Platt also previously served as the Managing Director and Head of Business Development of MountainView Capital Group, LLC, a provider of analytic and trading services to financial institutions in mortgage-related business lines. Mr. Platt’s professional experience also includes positions with UBS Group AG, Bank of America Corp. and Lehman Brothers, Inc. RESI Shareholders Group believes that Mr. Platt’s experience with the real estate industry, including his expertise in the mortgage industry, will make him a valuable addition to the Board.

Clifford Press is a Managing Member of Oliver Press Partners, LLC, an investment advisory firm. He also currently serves as a director of Newcastle Investment Corp., a real estate investment trust. Mr. Press formerly served as a General Partner of Hyde Park Holdings, Inc., a private equity investment firm. He has also previously served as a director of multiple public companies, including Coherent Inc. and SeaBright Holdings, Inc. RESI Shareholders Group believes that Mr. Press’s financial expertise and over 25 years of experience investing in a broad range of public and private companies together with his public company board experience well qualify him to serve on the Board.

Joshua E. Schechter is a private investor and currently serves as a director of Viad Corp, an international experiential services company. Mr. Schechter is the former Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor. He has previously served as a director of numerous companies, including Aderans Co., Ltd., The Pantry, Inc., WHX Corporation (n/k/a Handy & Harman Ltd.) and Puroflow, Inc. (n/k/a Argan, Inc.). RESI Shareholders Group believes that Mr. Schechter’s financial and investment experience in a variety of industries, together with his significant experience serving on a number of public company boards, makes him well qualified to serve on the Board.

It is up to us, RESI’s shareholders, to take control of our Company and choose the best individuals to represent OUR interests.  Protect the value of your investment and vote for change on the GOLD proxy card at the Annual Meeting on June 1, 2016.

VOTE FOR CHANGE AT RESI PLEASE SIGN, DATE, AND MAIL THE GOLD PROXY CARD TODAY

Best Regards,

RESI Shareholders Group

If you have any questions, or require assistance with your vote, please contact InvestorCom toll-free at 877-972-0090 or email: info@investor-com.com.

Investor Contacts:
InvestorCom
John Glenn Grau
203-972-9300 ext. 11

Clifford Press
212-277-5635

Media Contact:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

1 On RESI’s Q4 2015 earnings call, CEO George Ellison stated the following in response to a question regarding his plan to liquidate the Company’s assets, “Okay. So keep what we have and sell everything else, which is what we're doing. So as I said, NPLs would probably – the duration of that is probably a year and a half. You know through this year; we’ll do the next two sales in addition to the one closing in two weeks. Homes, as I said will tail on that again. It’s probably a year and a half, could go longer. And so, that would be the main two assets I think you described.”
2 Report of Kevin J. Barker of Piper Jaffray on May 2, 2016.
3 See statements of CEO George Ellison on RESI’s Q4 2015 earnings call.
4 RESI Investor Presentation filed as Exhibit 99.1 to Form 8-K filed on January 16, 2013.
5 RESI share price performance calculated from May 7, 2015 to April 29, 2016.
6 Calculated as of April 29, 2016.
7 See February 29, 2016 report by Jade Rahmani at Keefe, Bruyette & Woods and March 1, 2016 report by Fred Small of Compass Point Research & Trading, LLC entitled: “RESI: Destroy Shareholder Value & Insert ASPS Advertisement Here.”
8 Estimate based upon information contained in RESI’s Form 10-K filed on February 29, 2016 and ASPS’ Investor Presentation dated March 10, 2016 (note: RESI has not disclosed fees paid to ASPS in 2015).
9 http://www.goterriers.com/genrel/eruzione_mike00.html
10 AAMC share price performance calculated from February17, 2015 to April 29, 2016; RESI share price performance calculated from June 15, 2015 to April 29, 2016.
11 RESI Form 10-K filed on February 29, 2016.